Exhibit 99.1

ACE Limited	+41 (0)43 456 76 00 main	News Release
Bärengasse 32	+41 (0)43 456 76 01 fax
CH-8001 Zurich
Switzerland	www.acelimited.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS FOURTH QUARTER 2010 NET INCOME OF $1 BILLION, UP 5%;

OPERATING INCOME OF $702 MILLION AND COMBINED RATIO OF 90.3%;

BOOK VALUE UP 17% FOR THE YEAR, TANGIBLE BOOK VALUE UP 16%;

2010 OPERATING RETURN ON EQUITY OF 13.1%

ZURICH, February 2, 2011 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended December 31, 2010, of $2.92 per share, compared with $2.81 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $2.05 per share, compared with $2.01 per share for the same quarter last year.(2) Book value increased $129 million during the quarter. Book value per share was up 2% from September 30, 2010, and tangible book value per share decreased 2% in the quarter due to the Rain and Hail transaction. Book value and tangible book value per share now stand at $68.59 and $54.63, respectively. Annualized operating return on average equity for the quarter was 13.2%.(3) The property and casualty (P&C) combined ratio for the quarter was 90.3%.

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2010	2009	Change	2010	2009	Change
Net income	$1,001	$953	5%	$2.92	$2.81	4%
Net realized gains (losses), net of tax	299	270	NM	0.87	0.80	NM
Income excluding net realized gains (losses), net of tax (2)	$702	$683	3%	$2.05	$2.01	2%

Net income for the year ended December 31, 2010, was $9.11 per share, compared with $7.55 per share for 2009. For the year ended December 31, 2010, income excluding net realized gains (losses) was $7.79 per share, compared with $8.17 per share for 2009. Book value increased $3.3 billion, up 17% during the year ended December 31, 2010, while tangible book value increased $2.6 billion, up 16%. Annualized operating return on equity for the year was 13.1%. The P&C combined ratio for the year ended December 31, 2010, was 90.2%.

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2010	2009	Change	2010	2009	Change

Net income	$3,108	$2,549	22%	$9.11	$7.55	21%
Net realized gains (losses), net of tax	451	(210)	NM	1.32	(0.62)	NM
Income excluding net realized gains (losses), net of tax (2)	$2,657	$2,759	(4)%	$7.79	$8.17	(5)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a very good fourth quarter and a strong finish to an excellent year, both financially and operationally. During the year, we made important strides to better position our company for the future.

“Our after-tax operating income for the year was nearly $2.7 billion, with strong contributions from both underwriting and investment income, and our book value continued its track record of growth, closing up 17% for the year. Over the last five years, we have grown our per-share book and tangible book value at a compound annual rate of 14.5% and 15.8%, respectively. Our P&C combined ratio for 2010 was 90.2%, which speaks to our strong underwriting culture and cycle management. I believe these standout financial results, which produced an operating return on equity of 13.1%, demonstrate the power of our well-diversified global balance of businesses.

“During the year we added to our executive management ranks, increased the rigor of our underwriting discipline and completed a number of acquisitions that will pay us dividends immediately and, more importantly, over the longer-term. During the quarter, S&P upgraded the financial strength rating of our core operating insurance companies to AA-, acknowledging the strength of our balance sheet and our distinct global franchise. Without a doubt, we ended the year stronger and better positioned to capitalize upon opportunity in 2011 and beyond.

“While the operating environment remains challenging, both economically and competitively, we are optimistic and confident in our ability to continue delivering superior results.”

Operating highlights for the quarter ended December 31, 2010, were as follows (1):

•	Net premiums written and earned increased 4% and 5%, respectively.

•

Total pre-tax catastrophe losses including reinstatement premiums were $50 million, of which approximately $30 million related to IBNR accrual for the Australian floods. This compares with $23 million of pre-tax catastrophe losses for the fourth quarter of 2009. For the year, total pre-tax catastrophe losses including reinstatement premiums were $401 million compared with $136 million in 2009.

•

There were several items in the quarter that had somewhat of an offsetting effect – one related to the prior period and a number related to the current accident year. Favorable prior period development pre-tax was $57 million, compared with $147 million in 2009, and included a reserve charge for our run-off business of $89 million, of which $45 million was a

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pre-tax addition to asbestos and environmental reserves. The current accident year benefited from a crop insurance adjustment of $32 million pre-tax and certain one-time premium-related adjustments totaling $80 million. Excluding these items, the current accident year combined ratio was flat compared with prior year. Line by line, the P&C loss ratio is up as would be expected, however, the company’s mix of business is changing from higher loss ratio lines to lower loss ratio business.

•	The P&C combined ratio was 90.3% compared with 89.6% last year. The P&C combined ratio for the year was 90.2% compared with 88.3% in 2009.

•	P&C underwriting income was $310 million compared with $313 million in 2009. For the year, P&C underwriting income was $1.2 billion compared with $1.4 billion in 2009.

•	Operating cash flow was $771 million for the quarter and $3.5 billion for the year.

•	Net loss reserves increased $253 million. For the year, net loss reserves increased $332 million.

•	Net investment income increased 4% to $532 million. For the year, net investment income increased 2% to approximately $2.1 billion.

•	Annualized operating return on average equity was 13.2% for the quarter and 13.1% for the year.(3)

•	Book value per share(4) increased 2% from $67.34 at September 30, 2010, to $68.59, and increased 17% from $58.44 at December 31, 2009.

•

Tangible book value per share(4) decreased 2% from $55.83 at September 30, 2010, to $54.63, and increased 17% from $46.76 at December 31, 2009. Adjusting for acquisitions, principally Rain and Hail, the tangible book value per share increased 1.5% for the quarter and 21% for the year.

•	Net realized and unrealized losses after tax from our investment portfolio totaled approximately $310 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended December 31, 2010, include:

•	Insurance-North American: Net premiums written increased 7%. The combined ratio was 90.1% compared with 89.5%.

•	Insurance-Overseas General: Net premiums written remained flat. Adjusting for the impact of foreign exchange, they increased 1%. The combined ratio was unchanged at 90.3%.

•	Global Reinsurance: Net premiums written decreased 1%. The combined ratio was 71.7% compared with 67.1%.

•	Life: Life revenues increased 5%. Operating income was $78 million compared with $90 million.

The company also issued 2011 guidance. Operating income is expected to range between $6.10 and $6.50 per share. Catastrophe losses included in the estimate are $370 million pre-tax ($300 million after-tax). The operating income projections included in this guidance are for current accident year results only and by definition do not include any estimate for prior period reserve development. For 2010, the comparable operating income per share excluding prior period reserve development and including $0.99 of after-tax catastrophe losses was $6.48.

Please refer to the ACE Limited Financial Supplement dated December 31, 2010, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and capital structure.

ACE will host its fourth quarter earnings conference call and webcast on Thursday, February 3, 2011, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 888-318-7470 (within the United States) or 719-325-2392 (international); passcode 7918119. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 7918119.

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Celebrating 25 years of insuring progress, the ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE:ACE), the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acegroup.com

(1)	All comparisons are with the same period last year unless specifically stated.
(2)	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other income (expense) related to partially-owned entities because the amounts of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

See reconciliation of Non-GAAP Financial Measures on page 26 in the financial supplement. These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(3)

Calculated using income excluding net realized gains (losses) divided by average shareholders’ equity for the period excluding unrealized gains (losses) on investments and the deferred tax component included in shareholders’ equity. To annualize a quarterly rate, multiply by four.

(4)

Book value per common share is shareholders’ equity divided by the shares outstanding. Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, recent corporate developments and acquisitions, ACE’s products and product mix, economic outlook and insurance market conditions, reflect the company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2010	December 31 2009

Assets
Investments	$51,407	$46,515
Cash	772	669
Insurance and reinsurance balances receivable	4,233	3,671
Reinsurance recoverable on losses and loss expenses	12,871	13,595
Other assets	14,072	13,530

Total assets	$83,355	$77,980

Liabilities
Unpaid losses and loss expenses	$37,391	$37,783
Unearned premiums	6,330	6,067
Other liabilities	16,660	14,463

Total liabilities	60,381	58,313

Shareholders’ equity
Total shareholders’ equity	22,974	19,667

Total liabilities and shareholders’ equity	$83,355	$77,980

Book value per common share (4)	$68.59	$58.44

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2010	2009	2010	2009

Gross premiums written	$4,565	$4,507	$19,511	$19,164

Net premiums written	3,422	3,305	13,708	13,299

Net premiums earned	3,572	3,387	13,504	13,240
Losses and loss expenses	1,971	1,900	7,579	7,422
Policy benefits	90	69	357	325
Policy acquisition costs	640	559	2,337	2,130
Administrative expenses	502	486	1,858	1,811

Underwriting income (2)	369	373	1,373	1,552

Net investment income	532	512	2,070	2,031
Net realized gains (losses)	305	373	432	(196)
Interest expense	62	56	224	225
Other income (expense)	(10)	(41)	16	(85)
Income tax expense	133	208	559	528

Net income available to holders of common shares	$1,001	$953	$3,108	$2,549

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.05	$2.01	$7.79	$8.17
Net income	$2.92	$2.81	$9.11	$7.55

Weighted average diluted shares outstanding	342.6	339.0	341.2	337.5

Loss and loss expense ratio	58.2%	59.1%	59.2%	58.8%
Policy acquisition cost ratio	18.1%	16.7%	17.4%	16.2%
Administrative expense ratio	14.0%	13.8%	13.6%	13.3%

Combined ratio	90.3%	89.6%	90.2%	88.3%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2010	2009	2010	2009

Gross Premiums Written

Insurance - North American	$2,256	$2,196	$9,794	$9,668
Insurance - Overseas General	1,750	1,752	6,992	6,832
Global Reinsurance	146	162	1,146	1,115
Life	413	397	1,579	1,549

Total	$4,565	$4,507	$19,511	$19,164

Net Premiums Written

Insurance - North American	$1,519	$1,421	$5,797	$5,641
Insurance - Overseas General	1,353	1,350	5,280	5,145
Global Reinsurance	143	144	1,075	1,038
Life	407	390	1,556	1,475

Total	$3,422	$3,305	$13,708	$13,299

Net Premiums Earned

Insurance - North American	$1,511	$1,365	$5,651	$5,684
Insurance - Overseas General	1,405	1,400	5,240	5,147
Global Reinsurance	268	253	1,071	979
Life	388	369	1,542	1,430

Total	$3,572	$3,387	$13,504	$13,240

Income Excluding Net Realized Gains (Losses) (2)

Insurance - North American	$330	$318	$1,264	$1,245
Insurance - Overseas General	229	207	813	839
Global Reinsurance	141	146	543	633
Life	78	90	300	283
Corporate	(76)	(78)	(263)	(241)

Total	$702	$683	$2,657	$2,759

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